Pernix Welcomes Marco A. Martinez as Senior Vice President & CFO

LOMBARD, IL — December 3, 2015 — Pernix Group, Inc. (OTCQB: PRXG) proudly announces Marco A. Martinez as its newly-appointed Senior Vice President & Chief Financial Officer. Mr. Martinez is responsible for managing all of Pernix’s finance activities, including supervising the accounting and finance functions. He has a background in private and publicly held multi-unit companies in the electrical transmission, distribution and commercial & industrial construction markets.

Mr. Martinez brings 25 years of experience in executive leadership, financial controls, and contract performance. Most recently, he spent 18 years at MYR Group Inc., a national publicly-traded electrical contractor headquartered in Rolling Meadows, IL., eight of which he served as CFO.  His extensive credentials include financial reporting and analysis, budgeting, forecasting, treasury management, investor relations, and mergers and acquisitions.

Mr. Nidal Zayed, President and CEO stated, “I am extremely pleased to add Marco to our executive management team.  He has the absolute right experience that Pernix requires in our CFO spot.  Marco has an excellent personal approach and a very deep understanding of all accounting functions.  His public market and specific industry experience will give all our constituents an increased sense of confidence in our numbers and financial reporting. Mr. Zayed went on to say “this has been a transformative year for Pernix Group and adding someone of Marco’s caliber to our team is consistent with our growth plans.”

Mr. Martinez received both his B.S. in Accounting and Masters in Finance degree from Loyola University of Chicago and he is also a Certified Public Accountant.

About Pernix Group, Inc.

Pernix Group, Inc. is a construction company recognized by Engineering News-Record for being one of the Top 50 American Contractors Working Abroad for the last four years in a row. Headquartered in Lombard, Illinois, Pernix has operations in the United States, Asia, Africa, the Middle East, and the Pacific Rim. Pernix has full-scale construction and management capabilities in three primary markets: Federal Government, Commercial & Industrial, and Power. Recently, Pernix Group expanded its domestic Commercial & Industrial operations by acquiring KBR Building Group, now known as BE&K Building Group.  Pernix also expanded its Pacific operations this year by acquiring assets of DCK Pacific Guam, now operating as Pernix Guam LLC.

Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact Investor Relations:

investorrelations@pernixgroup.com